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                                                                      Exhibit 11

                        Morgan Stanley Dean Witter & Co.
                       Computation of Earnings Per Share
                       (In millions, except share data)

[CAPTION]
                                                                 Three Months Ended
                                               ----------------------------------------------------
                                                    February 29                      February 28
                                                       2000                             1999
                                               ----------------                   -----------------
Basic:

Weighted-average shares outstanding                1,093,904,751                    1,107,871,156
                                               =================                  =================
Earnings:

    Net Income                                            $1,544                           $1,037
    Less: Preferred stock dividend
          requirements                                        (9)                             (11)
                                               ------------------                 -----------------
    Earnings applicable to common shares                  $1,535                           $1,026
                                               ==================                 =================
Basic earnings per share                                   $1.40                            $0.93
                                               ==================                 =================

Diluted:

Weighted-average shares outstanding                1,093,904,751                     1,107,871,156
Average common shares issuable
     under employee benefit plans                     45,094,720                        37,719,010
Average common shares issuable upon
     conversion of ESOP preferred stock                7,854,565                        23,596,146
                                               ------------------                  ----------------

        Total weighted-average diluted shares      1,146,854,036                     1,169,186,312
                                               ==================                  ================

Earnings:
      Net Income                                          $1,544                            $1,037
      Less: Preferred stock dividend
            requirements                                      (9)                               (9)
                                               -------------------                   --------------

      Earnings applicable to common shares                $1,535                            $1,028
                                               ===================                   ==============

Diluted earnings per share                                 $1.34                             $0.88
                                               ===================                   ==============